Exhibit 4.2

CERTIFICATE OF DESIGNATION

OF

REDEEMABLE PREFERRED STOCK, SERIES B

OF

THE EXPLORATION COMPANY OF DELAWARE, INC.

Pursuant to Section 151 of the

General Corporation Law of Delaware

            The Exploration Company of Delaware, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"), does hereby certify that, pursuant to the authority conferred on the Board of Directors of the Company (the "Board") by the Certificate of Incorporation of the Company and in accordance with Section 151 of the General Corporation Law of Delaware ("DGCL"), on July 31, 2003, the Board duly adopted, by all necessary action on the part of the Company, the following resolutions establishing and designating a series of its preferred stock, par value $0.01 per share, designated "Redeemable Preferred Stock, Series B" and fixing and determining the relative rights, preferences and powers thereof.

            RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company (the "Board") in accordance with the provisions of its Certificate of Incorporation, a series of preferred stock, par value $0.01 per share, of the Company is hereby created, and that the designation and number of shares thereof and the powers, preferences, limitations and relative rights thereof are as follows:

            Section 1.               DESIGNATION, NUMBER OF SHARES AND STATED VALUE OF REDEEMABLE PREFERRED STOCK, SERIES B. There is hereby authorized and established a series of preferred stock that shall be designated as "Redeemable Preferred Stock, Series B" (the "Series B Preferred"), and the number of shares constituting such series shall be 16,000. Such number of shares may be increased or decreased, but not to a number less than the number of shares of Series B Preferred then issued and outstanding, by resolution adopted by the full Board. The "Stated Value" per share of Series B Preferred shall be equal to $1,000.00.

Section 2. DEFINITIONS. In addition to the definitions set forth elsewhere herein, the following terms shall have the meanings indicated:

            "Affiliate" of a Person means any Person that directly or indirectly through one or more intermediaries controls or is controlled by, or is under common control with, such other Person. For purposes of this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

            "Change of Control" means (a) the acquisition at any time by a "person" or "group" (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act")) who or which are the beneficial owners (as defined in Rule 13(d)-3 under the Exchange Act), directly or indirectly, of securities representing more than 35% of the combined voting power in the election of directors of the then outstanding securities of the Company or any successor of the Company, unless the acquisition of securities resulting in such ownership by such person or group had been approved unanimously by the Board; (b) approval by the stockholders of the Company of any sale or disposition of all or substantially all of the assets or earnings power of the Company and/or its subsidiaries, taken as a whole; or (c) approval by the stockholders of the Company of any merger or consolidation, or statutory share exchange to which the Company is a party as a result of which the Persons who were stockholders of the Company immediately prior to the effective date of the merger or consolidation or share exchange have beneficial ownership of less than 35% of the combined voting power in the election of directors of the surviving corporation; provided, however, that the following shall not be deemed a, or result in a, Change of Control: (i) the acquisition or beneficial ownership of voting securities by either Initial Holder, its respective Affiliates, or any group of which either Initial Holder or its respective Affiliates is a member; (ii) any repurchase of voting securities by the Company or any subsidiary of the Company that causes the percentage ownership of any "person" or "group" to exceed the threshold specified in clause (a) above; (iii) any transaction pursuant to which securities are transferred by a Initial Holder or an Affiliate of such Initial Holder; or (iv) any transaction that causes a Person to become the beneficial owner of voting securities of the Company as a result of acquiring an interest in an Initial Holder, an Affiliate of an Initial Holder or a transferee of an Initial Holder.

"Common Stock" means the common stock, $0.01 par value per share, of the Company.

"Credit Facility Borrowing Base Deficiency" means a Loan Excess under, and as such term is defined in, the Credit Facility or any Permitted Bank Debt.

            "Credit Facility Default" means a Default of the Company under, and as such term is defined in, the Credit Facility or any Permitted Bank Debt that has not been cured or waived in writing by the expiration of the applicable cure period; provided, however, that any such cure or waiver shall permit the Company to pay timely cash dividends as provided hereunder.

"Debt" means, without duplication, the following obligations of the Company and its subsidiaries:

(a) all obligations for borrowed money or with respect to deposits or advances of any kind;

(b) all obligations evidenced by bonds, debentures, notes or other similar instruments;

(c) all obligations upon which interest charges are customarily paid;

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(d) all obligations under conditional sale or other title retention agreements relating to property acquired by the Company and its subsidiaries;

                  (e)          all obligations in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business of the Company and its subsidiaries);

                  (f)          all debt of others secured by (or for which the holder of such debt has an existing right, contingent or otherwise, to be secured by) any lien on property owned or acquired by the Company or its subsidiaries, whether or not the debt secured thereby has been assumed;

(g) all guarantees of debt of others;

                  (h)          all capital lease obligations in respect of which the Company or its subsidiaries is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations the Company or its subsidiaries otherwise assures a creditor against loss;

(i) obligations arising under Hedging Obligations;

(j) all obligations, contingent or otherwise, of the Company or its subsidiaries as an account party in respect of letters of credit and letters of guaranty; and

(k) all obligations, contingent or otherwise, in respect of bankers' acceptances.

Debt shall include the Debt of any other entity (including any partnership in which the Company is a general partner) to the extent the Company is liable therefor as a result of the Company's ownership interest in or other relationship with such entity, except to the extent the terms of such Debt provide that the Company is not liable therefor.

            "EBITDAX" means (a) net income of the Company and its subsidiaries, minus (b) any non-cash income and gains included in net income, plus, to the extent deducted in determining net income, interest expense, taxes, depreciation, depletion and impairment, amortization of leasehold and intangibles, exploration expenses, other non-cash costs, expenses, charges, write-offs and similar items, excluding gains or losses on the disposition of assets not in the ordinary course of business.

            "Hedging Obligations" means, with respect to any Person, the net obligations (not the notional amount) of such Person under interest rate and commodity price swap agreements, interest rate and commodity price cap agreements, interest rate and commodity price collar agreements and foreign currency and commodity price exchange agreements, options or futures contracts or other similar agreements or arrangements or hydrocarbon hedging contracts or hydrocarbon forward sales contracts, in each case designed to protect such Person against fluctuations in interest rates, foreign exchange rates, or the commodities prices.

"Holder" means any record holder of Series B Preferred.

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"Initial Holders" means KAEF and Gryphon Master Fund, L.P., a Bermuda limited partnership.

            "Junior Securities" means the Common Stock or any other series of stock issued by the Company ranking junior (including the Series A Preferred) as to Series B Preferred with respect to payment of dividends, or upon liquidation, dissolution or winding up of the Company.

"KAEF" means Kayne Anderson Energy Fund, II, L.P., a Delaware limited partnership.

            "Liquidity Ratio" means for any Rolling Period (a) Debt (other than that arising under Hedging Obligations) plus Preferred Obligations minus Working Capital, divided by (b) EBITDAX; provided, however, that for the Rolling Period that is the first full quarter after the Original Issue Date, the first two full quarters after the Original Issue Date and the first three full quarter after the Original Issue Date, such quotient shall be multiplied by 4, 2 and 4/3 respectively.

            "Measurement Date" means June 30 and December 31 of each year and any other date on which a Holder holding over 5,000 shares of Series B Preferred requests a proved oil and gas reserve report from the Company.

"Original Issue Date" means the date on which the first shares of Series B Preferred are issued.

            "Parity Securities" means the Series B Preferred or any other class or series of stock issued by the Company ranking on a parity with the Series B Preferred with respect to payment of dividends, and upon liquidation, dissolution or winding up of the Company.

            "Permitted Bank Debt" means the Revolving Credit Facility by and between the Company, as borrower, Hibernia National Bank, as Agent, and the lenders named therein, dated March 4, 2002 (the "Credit Facility") as amended or refinanced from time to time, and any successors or replacement agreement or agreements with the same or any other agents, creditor, lender or group of creditors or lenders that provide for the incurrence of senior secured debt and have no equity component to such financing. If the Company replaces, refinances or changes the Credit Facility in any way, the changed or successor facility shall include the definition of "Default" and "Loan Excess" serving the same function therein as such terms serve in the Credit Facility.

            "Person" means an individual, corporation, trust, partnership, limited liability company, joint venture, unincorporated organization, government body or any agency or political subdivision thereof, or any other entity.

            "Preferred Obligations" means (a) the stated value of all outstanding shares of preferred stock of the Company or any of its Subsidiaries (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), plus (b) all accrued and unpaid dividends on such shares.

"Proved PV10" means pre-tax present value, discounted at 10% per year, of the Company's estimated future net revenues, using the New York Mercantile Exchange ("NYMEX") strip prices
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(adjusted for quality and basis differential) as of such Measurement Date for the first 12 months and the second 12 months and held constant at the average second 12 months price thereafter and costs held constant, commencing with the month following the month during which the determination is to be made, for each of the appropriate crude oil or natural gas categories included in the Company's most recent reserve report (with consideration of price changes only to the extent provided by contractual arrangements with counterparties whose long term senior unsecured debt rating at such Measurement Date is BBB+/Baa3 (or their equivalent) or higher by Standard & Poor's Ratings Group, Moody's Investors Service, Inc. or any successors thereto that are nationally recognized rating agencies), attributable to the Company's estimated future production of proved oil and gas reserves as of such Measurement Date, minus estimated future expenditures (based on current costs) to be incurred in developing, producing and abandoning the proved reserves computed assuming continuation of existing economic conditions, in each case as determined in accordance with Securities and Exchange Commission guidelines.

"Redemption" means any one of a Termination Date Redemption, an Optional Redemption or a Default Redemption.

            "Rolling Period" means at any time, the most recent to occur of (a) the first full fiscal quarter after the Original Issue Date, (b) first two full fiscal quarters after the Original Issue Date, (c) the first three full fiscal quarters after the Original Issue Date or (d) the immediately preceding four consecutive full fiscal quarters occurring after the Original Issue Date.

"Termination Redemption Date" means the earlier of the sixth anniversary of the Original Issue Date and the effective date of a Change of Control.

"Redemption Price" means either the Termination Date Redemption Price or the Optional Redemption Price.

"Securities Act" means the Securities Act of 1933, as amended.

"Semi-Annual Coverage Ratio" means (a) Proved PV10, divided by (b) Debt plus Preferred Obligations minus Working Capital.

            "Senior Securities" means any class or series of stock issued by the Company ranking senior to Series B Preferred with respect to payment of dividends, or upon liquidation, dissolution or winding up of the Company.

"Series A Preferred" means the Company's Series A Junior Participating Preferred Stock, par value $.01 per share.

"Working Capital" means the fair value of (a) the current assets minus (b) except to the extent included in Debt, the current liabilities of the Company and its subsidiaries on a consolidated basis.

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Section 3. DIVIDENDS AND DISTRIBUTIONS.

               (a)            Subject to the right of any series of preferred stock that may from time to time come into existence and Section 5(d), the Holders, in preference to the Junior Securities, shall be entitled to receive out of funds legally available therefor quarterly cash dividends, (i) during the period beginning on the Original Issue Date and ending on the third anniversary of the Original Issue Date, at the rate of 8.0% of the Stated Value, per share, per annum, and (ii) thereafter, at the rate of 10.0% of the Stated Value, per share, per annum. Such dividends shall be cumulative, whether or not declared by the Board, and shall be payable to the holders of record of the Series B Preferred on January 1, April 1, July 1 and October 1 in each year, not later than 5 Business Days after each corresponding record date (as applicable, each a "Dividend Payment Date").

               (b)            Notwithstanding Section 3(a), if a Credit Facility Borrowing Base Deficiency or a Credit Facility Default exists under the Credit Facility or Permitted Bank Debt, as applicable, then the Company, for so long as such Credit Facility Borrowing Base Deficiency or the Credit Facility Default, as the case may be, is continuing, may defer payment of cash dividends otherwise payable on such Dividend Payment Date (herein "Deferred Dividends"), such dividends to accrue daily and compound on a quarterly basis (on the Stated Value plus all accrued and unpaid dividends hereunder) at a per annum rate equal to the rate then contemplated by Section 3(a) plus 2%. Upon waiver or cure of the Credit Facility Borrowing Base Deficiency or the Credit Facility Default, as the case may be, the Company shall immediately give notice to the Holders of such wavier or cure and shall thereafter pay dividends to the Holders in accordance with Section 3(a), including the payment of all accrued Deferred Dividends within ten days of the effectiveness of the waiver or cure of the Credit Facility Borrowing Base Deficiency or the Credit Facility Default, as the case may be.

               (c)            Dividends shall be calculated on the basis of the time elapsed from and including the date of issuance of such shares to and including the Dividend Payment Date or on any final distribution date relating to conversion or redemption or to a dissolution, liquidation or winding up of the Company.

               (d)            Subject to Section 5(b), to the extent dividends are not paid on a Dividend Payment Date, such accrued and unpaid dividends shall accrue daily and compound on a quarterly basis at a rate per annum equal to 12%. Except as contemplated hereby no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Series B Preferred that are in arrears.

               (e)            Dividends in arrears may be declared and paid at any time to holders of record on a date not more than 60 days preceding the payment date as may be fixed by the Board. Dividends paid on shares of Series B Preferred in an amount less than the total amount of such dividends at the time payable shall be allocated pro rata on a share by share basis among all shares outstanding.

(f) So long as any shares of Series B Preferred are outstanding, without the consent of the holders of a majority of the outstanding shares of Series B Preferred, no dividend, whether in

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cash or property, shall be paid or declared, nor shall any other distribution be made on any Junior Security, nor shall any shares of any Junior Security of the Company be purchased, repurchased, redeemed, retired or otherwise acquired for value by the Company or any Person that the Company owns or controls at least a majority of the voting shares or voting equity interests of, directly or indirectly ("Subsidiaries") (except for acquisitions of Common Stock by the Company pursuant to agreements with employees, advisors, consultants or service providers that permit the Company to repurchase such shares upon termination of services to the Company or exercise of the Company's right of first refusal upon a proposed transfer which in the aggregate do not exceed $500,000 ("Permitted Purchases")).

               (g)            All dividends payable hereunder shall be paid on the basis of a 360-day year consisting of twelve 30-day months and shall be adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares.

               (h)            All dividends hereunder shall accrue daily whether or not there are (at the time such dividend becomes payable or at any other time) profits, surplus or other funds of the Company legally available for the payment of dividends.

Section 4. LIQUIDATION PREFERENCE.

               (a)            Preference. Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (each a "Liquidation Event"), before any distribution or payment shall be made to the holders of any Junior Securities, subject to the rights of any preferred stock that may from time to time come into existence, each Holder shall be entitled to be paid out of the assets of the Company, an amount in cash per share equal to the sum of (i) the Stated Value of Series B Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) outstanding (the "Initial Series B Issuance Price"), and (ii) all accrued and unpaid dividends on such shares, and no more ((i) and (ii) together, the "Liquidation Preference"). If, upon any Liquidation Event, the assets of the Company are insufficient to make payment in full to all Holders of the Liquidation Preference and any liquidation preference owing with respect to its Parity Securities, subject to the rights of any series of preferred stock that may from time to time come into existence, then the entire assets and funds of the Company legally available for distribution shall be distributed to each holder of Series B Preferred and Parity Securities on a pro rata basis based on their respective liquidation preferences.

               (b)            Remaining Assets. After the payment of the full Liquidation Preference as set forth in Section 4(a), the holders of the Series B Preferred shall have no further right to participate in or receive the distribution of assets to the stockholders of the Company.

(c) Additional Liquidation Events. A Change of Control shall be considered a Liquidation Event under this Section 4.

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               (d)            Notice of Liquidation Event. The Company shall give each Holder written notice of any impending Liquidation Event no later than 20 days prior to the stockholders' meeting called to approve such transaction, or 20 days prior to the closing of such Liquidation Event, whichever is earlier, and shall also notify such holders in writing of the final approval of such Liquidation Event. The first of such notices shall describe the material terms and conditions of the impending Liquidation Event (including the estimated amount and nature of proceeds to be paid to each share of Series B Preferred in connection with the Liquidation Event) and the provisions of this Section 4, and the Company shall thereafter give such holders prompt notice of any material changes. The Liquidation Event shall in no event take place sooner than 20 days after the Company has given the first notice provided for herein or sooner than 10 days after the Company has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of a majority of the Series B Preferred.

               (e)            Effect of Noncompliance. If the requirements of Section 4(d) are not complied with, the Company shall forthwith either cause the closing of the transaction to be postponed until such requirements have been complied with, or cancel such transaction, in which event the rights, preferences and privileges of the Holders shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 4(d).

Section 5. REDEMPTION BY THE COMPANY. Subject to compliance with this Section 5, the Series B Preferred will be redeemed out of funds legally available therefor as follows:

               (a)            If on the Termination Redemption Date there are shares of Series B Preferred outstanding, the Company will redeem all of the then outstanding shares of Series B Preferred (a "Termination Date Redemption") at a price per share of Series B Preferred, paid in cash, equal to the Liquidation Preference (the "Termination Date Redemption Price").

               (b)           At anytime after the Original Issue Date, the Company may redeem any outstanding shares of Series B Preferred, in whole or in part (an "Optional Redemption"), from time to time, at a price per share of Series B Preferred paid in cash equal to the Liquidation Preference (the "Optional Redemption Price"); provided, however as a condition to redeem any of the Series B Preferred held by a Holder, if requested by such Holder, the Company shall redeem from such Holder not less than that number of shares of Series B Preferred and shares of Common Stock that is required to be redeemed so that: (x) the ratio which the voting stock of the Company owned by the Holder immediately after the redemption bears to all of the voting stock of the Company at such time is less than 80% of the ratio which the voting stock of the Company owned by the Holder immediately before the redemption bears to all of the voting stock of the Company at such time and (y) the ratio which the common stock (for purposes of section 302 of the Internal Revenue Code) of the Company owned by the Holder immediately after the redemption bears to all of the common stock of the Company at such time is less than 80% of the ratio which the common stock of the Company owned by the Holder immediately before the redemption bears to all of the

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common stock of the Company at such time; provided, further that notwithstanding the foregoing, either Initial Holder may elect to not be redeemed if the Holder reasonably determines that the redemption would not qualify as a "substantially disproportionate redemption of stock" under section 302(b)(2) of the Internal Revenue Code unless the Company provides such Initial Holder with a tax opinion of nationally recognized tax counsel, experienced in such matters, to the effect that such a redemption will qualify as a "substantially disproportionate redemption of stock."

(c) If the Company:

          (i)           fails to pay any dividends payable hereunder on the applicable Dividend Payment Date or as contemplated by the last sentence of Section 3(b), unless the Company defers the payment of such dividends under Section 3(b);

          (ii)         materially breaches either (A) the Subscription Agreement by and among the Company and the Initial Holders, dated August 1, 2003, as amended from time to time or (B) the Rights Agreement dated as of the Original Issue Date, by and among the Company and the Initial Holders;

          (iii)        fails to pay the Termination Date Redemption Price or the Optional Redemption Price to the holders of record of Series B Preferred in cash within the time and in the manner required by Section 5(g);

(iv) permits its Liquidity Ratio for the most recent Rolling Period to be more than 3.0 to 1.0; or

(v) permits its Semi-Annual Coverage Ratio to be less than 1.0 to 1.0 on any Measurement Date (clauses (i) through (v), a "Default"),

then the Company will redeem each then outstanding share of Series B Preferred (a "Default Redemption") in cash at a price equal to the Liquidation Preference.

                     (d)     Upon a Redemption, a notice of Redemption ("Redemption Notice") will be delivered at least ten days prior thereto by or on behalf of the Company to each Holder. The Redemption Notice will (i) set forth the proposed initial date for such Redemption, which date shall be no less than 20 and no more than 60 days from the date the Redemption Notice is delivered (the "Redemption Date"), (ii) notify each Holder of the number of shares of Series B Preferred being called for Redemption, (iii) state the place or places at which such shares of Series B Preferred will, upon presentation and surrender of the certificate or certificates evidencing such shares, be redeemed and the Redemption Price, and (iv) state the name and address of the Redemption Agent selected. Upon receipt of the Redemption Notice and to receive the Redemption Price, the Holder of any shares of Series B Preferred shall cause to be delivered to the Company (x) the certificates representing the shares of Series B Preferred to be redeemed (or delivery of a customary affidavit of loss with an indemnity reasonably satisfactory to the Company) and (y) transfer instrument(s) reasonably satisfactory to the Company and sufficient to transfer such shares of Series B Preferred to the Company free of any adverse interest.

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                  (e)        If a Redemption Notice is given in accordance with Section 5(d) then, except as provided by law, each Holder of shares of Series B Preferred called for Redemption is entitled to all preferences and relative and other rights accorded by this resolution until and including the date prior to the Redemption Date.

(f) If a Default occurs and the Company fails to redeem all shares required to be redeemed, in addition to all other remedies available to Holders:

(i) the dividend rate under Section 3 shall increase to 12%; and

(ii) the Holders of the Series B Preferred shall have the right to elect directors as provided under Section 6(b).

                  (g)        The Company may (i) act as the redemption agent or (ii) appoint as its agent, for the purpose of acting as the Company' redemption agent, a bank or trust company in good standing, organized under the laws of the United States of America or any jurisdiction thereof and any replacement thereof or successors thereto (such Person, the "Redemption Agent"). Following such appointment, if any, and prior to any Redemption, the Company will deliver to the Redemption Agent irrevocable written instructions authorizing the Redemption Agent, on the Company's behalf and expense, to cause a Redemption Notice to be duly delivered in accordance with Section 5(d), as soon as practicable after receipt of such irrevocable instructions. All funds necessary for the Redemption will be deposited with the Redemption Agent, in trust, at least two Business Days prior to the Redemption Date, for the pro rata benefit of the holders of the shares of Series B Preferred called for Redemption. Neither failure to deliver any such notice to one or more Holders nor any defect in any notice will affect the sufficiency of the proceedings for Redemption as to other Holders.

                  (h)        From and after the Redemption Date, if the Redemption payment has been funded under Section 5(g), the shares of Series B Preferred called for Redemption will no longer be deemed to be outstanding and all rights of the holders of such shares of Series B Preferred will cease and terminate, except the right of the holders of such shares of Series B Preferred, upon surrender of the certificate or certificates therefor, to receive the applicable Redemption Price. The deposit of monies in trust with the Redemption Agent by the Company will be irrevocable, except that the Company will be entitled to receive from the Redemption Agent the interest or other earnings, if any, earned on any monies so deposited in trust, and the holders of any shares of Series B Preferred redeemed will have no claim to such interest or other earnings. Any balance of monies so deposited by the Company and unclaimed by the holders of the Series B Preferred entitled thereto at the expiration of 180 days after the Redemption Date will be repaid, together with any interest or other earnings thereon, to the Company, and after any such repayment, the Holders entitled to the funds so repaid to the Company will look only to the Company for payment of the Redemption Price, without interest, unless the Company has been required under applicable law to deliver such amounts to a state escheater or similar official, in which case the holder shall look solely to such official for payment.

Section 6. VOTING RIGHTS.

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                  (a)        So long as any shares of Series B Preferred are outstanding, the Company shall not without the consent of holders of a majority of the outstanding shares of Series B Preferred (the "Series B Preferred Holders"): (i) authorize, create or issue, or increase the authorized or issued amount of, any class or series of capital stock, or any security convertible into or exchangeable for shares of capital stock constituting Parity Securities or Senior Securities, or reclassify or modify any Junior Securities so as to become Parity Securities or Senior Securities; (ii) amend, repeal or change (whether by merger or otherwise) any of the provisions of the Certificate of Incorporation of the Company (including this Certificate of Designation) in a manner that adversely affects the Holders; (iii) redeem, repurchase or otherwise reacquire for value (other than in a Permitted Purchase) any shares of a class or series of Junior Securities or Parity Securities; (iv) enter into any transaction with an Affiliate of the Company other than KAEF unless such transaction is approved by a majority of the Board, including the Series B Preferred Directors (as defined); (v) authorize or take any action in one or more transactions resulting in the sale of 15% or more of the Proved PV10 of the Company, unless the proceeds of which are used exclusively to pay (A) corporate income taxes payable as a result of such sale after taking advantage of all tax benefits available to the Company at such time or (B) the Holders in connection with the redemption of their Series B Preferred or Common Stock; or (vi) approve a Change of Control that does not contemplate the full payment of the Liquidation Preference of the Series B Preferred in cash.

                  (b)        So long as any shares of Series B Preferred are outstanding, the Series B Holders, as such holders, may vote as a separate class for the election of the following number of directors of the Company (the "Series B Preferred Directors"):

(i) at all times, one member of the Board;

           (ii)       if (A) a Default has occurred or (B) the Company defers the payment of dividends under Section 3(b) for one Dividend Payment Date: that whole number of directors constituting at least 25% of the total members of the Board, but only to the extent such right would increase the total number of Series B Preferred Directors from the number elected under clause (i) above; and

           (iii)      if (A) a Default has occurred and continued for more than one year or (B) the Company defers paying dividends under Section 3(b) for four consecutive Dividend Payment Dates: at the option of holders of greater than 50% of the Series B Preferred, that whole number of directors constituting at least 51% of the total members of the Board, only to the extent such right would increase the total number of Series B Preferred Directors from the number elected under clause (i) or (ii) above; provided, however, that if the rights contemplated by this clause (iii) arise due to the Company's deferral of dividend payments under Section 3(b) for four consecutive Dividend Payment Dates, the rights contemplated by this clause (iii) shall terminate when all Dividends are paid in cash.

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                  (c)        For purposes of electing Series B Preferred Directors, the then-existing Series B Preferred Directors or, if there are no Series B Preferred Directors, holders of a majority of the Series B Preferred then outstanding shall be entitled to nominate the nominees for election as Series B Preferred Directors.

                  (d)        At any meeting having as a purpose the election of Series B Preferred Directors, the presence, in person or by proxy, of the holders of a majority of the shares of the Series B Preferred then outstanding shall be required and be sufficient to constitute a quorum of such class or classes for the election of any director by such holders. Each Series B Preferred Director shall be elected by the vote or written consent required under the DGCL of the Series B Preferred Holders. At any such meeting or adjournment thereof, in the absence of a quorum of the Series B Preferred Holders, the holders of a majority of the Series B Preferred, present in person or by proxy, may adjourn the meeting for the election of the Series B Preferred Directors, from time to time, without notice other than announcement at the meeting, until a quorum is present.

                  (e)        Any vacancy in the office of a Series B Preferred Director may be filled by the remaining Series B Preferred Directors, unless such vacancy occurred because of the removal (with or without cause) of such Series B Preferred Director by the Series B Preferred Holders, in which event such vacancy shall be filled by the affirmative vote of the holders of a majority of the outstanding Series B Preferred. Any or all of the Series B Preferred Directors may be removed, with or without cause, by vote or by written consent in each case in accordance with the DGCL by the holders of the Series B Preferred. Any Series B Preferred Director elected to fill a vacancy shall serve the same remaining term as that of his or her predecessor, subject, however, to prior death, resignation, retirement, disqualification, or removal from office.

                  (f)         With respect to actions by the Series B Preferred Holders upon those matters on which such holders are entitled to vote as a separate class, such actions may be taken without a stockholders meeting by the written consent of the Series B Preferred Holders who would be entitled to vote at a meeting having voting power to cast not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Series B Preferred entitled to vote were present and voted. Notice shall be given in accordance with the applicable provisions of the DGCL of the taking of corporate action without a meeting by less than unanimous written consent to those Holders on the record date whose shares were not represented on the written consent. In addition, the holders of a majority of Series B Preferred will have the right to call a special meeting of the Company's stockholders upon the occurrence of the events described above by providing notice of the exercise of such right to the Company and the Company will take all steps necessary to hold such meeting as soon as possible.

                  Section 7.                RECORD HOLDERS. The Company may deem and treat the record holder of any shares of Series B Preferred as the true and lawful owner thereof for all purposes, and the Company shall not be affected by any notice to the contrary.

Section 8. NOTICE. Except as may otherwise be provided by law or provided for herein, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed

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to have been given upon receipt upon the earlier of receipt of such notice or three Business Days after the mailing of such notices sent by Registered Mail (unless first-class mail shall be specifically permitted for such notice under the terms hereof) with postage prepaid, addressed: If to the Company, to its principal executive offices (Attention: Corporate Secretary) or to any agent of the Company designated as permitted hereby; or if to a Holder, to such Holder at the address of the Holder as listed in the stock record books of the Company, or to such other address as the Company or holder as the case may be, shall have designated by notice similarly given.

                  Section 9.               SUCCESSORS AND TRANSFEREES. The provisions applicable to shares of Series B Preferred shall bind and inure to the benefit of and be enforceable by the Company, the respective successors to the Company, and by any Holder.

Section 10. HEADINGS OF SUBDIVISIONS. The headings of the various subdivisions hereof are for convenience of reference only and will not affect the interpretation of any of the provisions hereof.

                  Section 11.             STATUS OF REACQUIRED SHARES. No shares of Series B Preferred acquired by the Company by reason of redemption, purchase, or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares of preferred stock that the Company is authorized to issue.

                  Section 12.              SEVERABILITY OF PROVISIONS. If any right, preference, or limitation of Series B Preferred set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful, or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences, and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference, or limitation will, nevertheless, remain in full force and effect, and no right, preference, or limitation herein set forth will be deemed dependent upon any other such right, preference, or limitation unless so expressed herein.

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IN WITNESS WHEREOF, The Exploration Company of Delaware, Inc., by its duly authorized officer, has executed this Certificate of Designation this 13th day of August, 2003.

THE EXPLORATION COMPANY OF DELAWARE, INC

By: /s/ P. Mark Stark

Name: P. Mark Stark

Title: Vice President and Chief Financial Officer